Exhibit 99.1

June 2, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America to Comfortably Exceed Capital Target

CHARLOTTE – Bank of America Corporation today said it has raised almost $33 billion towards the $33.9 billion capital buffer identified by the Federal Reserve’s Supervisory Capital Assessment Program (SCAP) and now believes it will comfortably exceed that number.

To date, Bank of America has entered into agreements with certain holders of (non-government) perpetual preferred shares to exchange their holdings of approximately $9.5 billion of perpetual preferred stock into approximately 704 million shares of common stock. This results in a total benefit to Tier 1 common capital of $9.5 billion.

Other capital-enhancing elements already achieved include:

•	$13.5 billion from the direct sale of common stock.
•	A capital gain from the sale of shares in China Construction Bank.
•	A $2.1 billion benefit from the deferred tax asset due to the increase in Tier 1 Capital.
•	Approximately $1.3 billion in reduced dividends on preferred shares over 2009-2010 associated with the shares exchanged into common stock.
•	Approximately a $2 billion benefit from other dispositions.

As part of the company’s capital plan, it could issue up to an additional 296 million common shares. Included in that number, as previously announced, Bank of America has offered to exchange more perpetual preferred stock for up to 200 million shares of common stock by the end of June under an exchange offer that commenced May 28, 2009. These exchanges would result in further reductions in preferred dividends.

“We are pleased to have nearly reached our goal this quickly,” said Joe Price, chief financial officer.

More

Bank of America hopes to use the majority of the proceeds from these initiatives to reduce reliance on government support for the company.

The company has also recently raised long-term debt without government guarantees. Bank of America sold $3 billion in five-year notes on May 8 and $2.5 billion in 10-year notes on May 28 without Federal Deposit Insurance Corporation guarantees.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 55 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,500 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

More

Forward-Looking Statements

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995. These statements are not historical facts, but instead represent Bank of America’s current expectations, plans or forecasts of its plan to raise capital and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2008 Annual Report on Form 10-K and in any of Bank of America’s subsequent SEC filings: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions; Bank of America’s credit ratings and the credit ratings of its securitizations; estimates of fair value of certain Bank of America assets and liabilities; legislative and regulatory actions in the United States and internationally; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments; various monetary and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations and the impact on Bank of America’s financial statements; increased globalization of the financial services industry and competition with other U.S. and international financial institutions; Bank of America’s ability to attract new employees and retain and motivate existing employees; mergers and acquisitions and their integration into Bank of America; Bank of America’s reputation; and decisions to downsize, sell or close units or otherwise change the business mix of Bank of America. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

www.bankofamerica.com

###